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                                                                     Exhibit 4.2
                             STOCKHOLDERS AGREEMENT

     THIS AGREEMENT is made as of May 4, 1999 by and among True North Communications Inc., a Delaware corporation ("True North"), Modem Media . Poppe
                                              ----------
Tyson, Inc., a Delaware corporation ("Modem Media"), and Gerald M. O'Connell and
                                      -----------
Robert C. Allen, II (together, the "Modem Stockholders" and together with True
                                    ------------------
North, collectively referred to as the "Stockholders).
                                        ------------

     WHEREAS, True North, Modem Media, the Modem Stockholders and certain other parties are party to an Amendment and Competition Agreement dated as of February 3, 1999 (the "Amendment") which amends the Amended and Restated Acquisition
              ---------
Agreement, dated as of December 31, 1996 among such parties (the "Acquisition
                                                                  -----------
Agreement"), and an Agreement and Plan of Merger, dated as of February 3, 1999
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(the "Merger Agreement").

     WHEREAS, True North and the Modem Stockholders are parties to a Letter of Intent dated May 20, 1998 (the "Letter of Intent").
                                ----------------

     WHEREAS, Modem Media and the Stockholders desire to enter into this Agreement for the purposes, among others, of establishing the composition of the Board and making changes to the Acquisition Agreement, the Amendment and the Letter of Intent.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

     1. The parties hereto agree to the nomination and election to the Board of Robert H. Beeby, Don Peppers and Joseph Zimmel.

     2. Until the earlier of (i) the date on which True North and its affiliates no longer own in the aggregate shares of capital stock of Modem Media representing at least 35% of the outstanding capital stock of Modem Media and
(ii) December 31, 1999 (the earlier of such date being referred to herein as the "Expiration Date"), Modem Media shall not, and the Modem Stockholders shall cause Modem Media to not, without the prior written consent of a majority of the members of the Board designated by True North, directly or indirectly:

          (a) make any dividends or distributions on, or redemptions or purchases of, any equity securities of Modem Media;

          (b) issue equity securities in excess of 22.5% of the then-outstanding equity securities of Modem Media;

          (c) enter into any business other than the business conducted by Modem Media, or fundamentally change the business of Modem Media, as of the date hereof;

          (d) establish any subsidiary, partnership, corporation or any other business enterprise or enter into any joint venture that would be material to the business or operations of Modem Media;

          (e) sell all or substantially all of the assets of Modem Media;
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          (f) make any acquisitions of or investments in the stock, assets or business of any other entity in any form of transaction aggregating in excess of $25 million in any one transaction or $50 million in any 12-month period;

          (g) (i) undertake a liquidation, dissolution, recapitalization or reorganization of Modem Media or (ii) make any amendment to Modem Media's Bylaws;

          (h) increase or decrease the number of Board members;

          (i) create any new committees of the Board or make any appointments to committees of the Board;

          (j) appoint or remove the Chief Executive Officer, Chief Financial Officer or President of Modem Media; or

          (k) agree to do any of the foregoing.

     3. Until the Expiration Date, Modem Media shall not, and the Modem Stockholders shall cause Modem Media to not, without the prior written consent of a majority of the independent members of the Board, enter into any contract or arrangement with any Modem Stockholder or any affiliate thereof.

     4. Following the Expiration Date until such time as True North and its affiliates no longer own in the aggregate shares of capital stock of Modem Media representing at least 10% of the outstanding capital stock of Modem Media, each Stockholder and Modem Media shall take all actions necessary in order to cause the election to the Board of at least one director designated by True North.

     5. Upon the earlier of (i) the date True North and its affiliates no longer own in the aggregate shares of capital stock of Modem Media representing at least 35% of the outstanding capital stock of Modem Media and (ii) June 30, 2000, True North agrees that it will, and will cause its affiliates to, convert the shares of Class B Common Stock of Modem Media then owned by it and its affiliates into shares of Class A Common Stock of Modem Media.

     6. The parties hereto agree to enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit A.
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     7.   (a) The parties hereto agree that, on the Expiration Date:


                (i)     the Acquisition Agreement will be amended to delete
                        Section 9.9 in its entirety;

                (ii)    the Amendment will be terminated in its entirety; and

                (iii) the Letter of Intent will be amended to delete Section V thereof in its entirety.
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          (b) After the Expiration Date, to the extent that it is in the mutual interest of both parties, Modem Media, FCB Worldwide and Bozell Worldwide will cooperate on any projects under such terms and conditions as both parties mutually agree.

     8. Until the date on which True North and its affiliates no longer own in the aggregate shares of capital stock of Modem Media representing at least 15% of the then-outstanding capital stock of Modem Media and for the remaining quarters and final year end results for the year in which True North's ownership falls below 15%, Modem Media will continue to timely provide True North with all financial or tax information which True North requests in order to comply with its public reporting requirements, its tax and other legal requirements.


     9. This document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understanding, agreements or representations by or among the parties, written or oral, with respect to such matters.

     10. Paragraphs 2, 5 and 6 are subject to the ratification by True North's Board of Directors at its next regularly scheduled meeting. True North's management agrees to recommend this document for ratification.


*     *     *     *     *
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

                              True North Communications Inc.

                                    /s/ Donald S. Seeley
                              By:   ____________________________

                                    Vice Chairman and CFO
                              Its:  ____________________________


                              Modem Media . Poppe Tyson, Inc.

                                    /s/ Gerald M. O'Connell
                              By:   ____________________________

                                    CEO
                              Its:  ____________________________


                              /s/ Gerald M. O'Connell
                              __________________________________
                              Gerald M. O'Connell

                              /s/ Robert C. Allen, II
                              __________________________________
                              Robert C. Allen, II